EXHIBIT 23.1
CONSENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Extreme Networks, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-165268, 333-112831, 333- 105767, 333-76798, 333-65636, 333-58634, 333-55644, 333-54278, 333-131705, and 333-83729) on Form S-8 of Extreme Networks, Inc. of our report dated August 29, 2011, with respect to the consolidated balance sheet of Extreme Networks, Inc. as of July 3, 2011, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows, and related financial statement schedule, for the year then ended, and the effectiveness of internal control over financial reporting as of July 3, 2011, which report appears in the July 3, 2011 annual report on Form 10-K of Extreme Networks, Inc.

/s/ KPMG LLP

Mountain View, California
August 29, 2011